Exhibit: 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On January 23, 2007, Langer completed the acquisition of all of the capital stock of Twincraft, Inc. (the “Twincraft Acquisition”), a leading private label manufacturer of specialty bar soap focused on the health and beauty, amenities, mass and direct marketing channels. The Twincraft Acquisition was consummated pursuant to the Stock Purchase Agreement, which was previously described in Langer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2006.

The purchase price for the Twincraft Acquisition was approximately $26.3 million, with $21.9 million paid in cash and the balance through the issuance of 999,375 shares of Langer common stock (the “Consideration Shares”).The purchase price will be subject to adjustment based on the operating performance of Twincraft for the year ended December 31, 2006 and based on Twincraft’s working capital at closing. Any such adjustment based upon operating performance will be made through the delivery or return of cash and Consideration Shares in an 85% to 15% proportion, respectively, and any adjustment on account of working capital will be made with cash.

The unaudited pro forma consolidated financial statements for the periods indicated below give effect to the acquisition by Langer of Twincraft, which we consummated on January 23, 2007. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 gives effect to the acquisition of Twincraft as if it had occurred on January 1, 2006. The unaudited pro forma balance sheet as of December 31, 2006 gives effect to the acquisition of Twincraft as if it had happened on December 31, 2006.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 has been prepared by combining Langer’s historical consolidated statement of operations for the year ended December 31, 2006 with the historical statement of operations of Twincraft for the year ended December 31, 2006. Appropriate pro forma adjustments have been applied to the historical accounts.

The unaudited consolidated pro forma balance sheet for December 31, 2006 has been prepared by combining Langer’s historical consolidated balance sheet as of December 31, 2006 with the historical balance sheet of Twincraft as of December 31, 2006. Appropriate pro forma adjustments have been applied to the historical accounts.

The unaudited pro forma consolidated financial information is presented for informational purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the acquisition been completed as of the dates indicated.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Langer (included in the Company’s annual report on Form 10-K for the year ended December 31, 2006) and Twincraft, Inc., and Affiliates, which are included elsewhere in this Form 8-K/A. The pro forma information reflects preliminary estimates of the allocation of the amounts paid at closing, which may be adjusted.

It should be noted that the historical financial statements of Twincraft, Inc., and Affiliates as of and for the years ended December 31, 2006 and 2005, set forth in Exhibit 99.1, reflect the consolidation of other entities under the provisions of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, that have been excluded as these entities were not acquired. The effects of excluding these entities have been reflected in the unaudited pro forma consolidated financial statements.

LANGER, INC. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheet
As of December 31, 2006
(Unaudited)

	Historical		Pro Forma
	Langer, Inc.	Twincraft, Inc.	Adjustments		Total
Assets
Current assets:
Cash and cash equivalents	$29,766,997	$—	$(21,885,500)		$7,881,497
Accounts receivable, net	4,601,870	5,275,583	—		9,877,453
Inventories, net	3,275,113	3,897,922	200,000	(1)	7,373,035
Prepaid expenses and other	891,357	46,141	—		937,498
Total current assets	38,535,337	9,219,646	(21,685,500)		26,069,483
Property and equipment, net	8,245,417	5,896,733	1,872,734	(1) (2)	16,014,884
Identifiable intangible assets, net	3,272,590	—	6,915,200	(1)	10,187,790
Trade names	2,688,000	—	2,775,900	(1)	5,463,900
Goodwill	14,119,213	—	5,215,539	(1) (4)	19,334,752
Other assets	1,988,913	—	(926,349)	(6)	1,062,564
Total assets	$68,849,470	$15,116,379	$(5,832,476)		$78,133,373
Liabilities and Stockholders’ Equity
Current liabilities:
Other current liabilities, including current installment of notes payable	$3,406,296	$1,197,571	—		$4,603,867
Accounts payable	1,242,531	2,221,829	356,893	(5)	3,821,253
Note payable	—	2,246,868	(2,246,868)	(2)	—
Capital lease obligations, current	—	258,546	(258,546)	(2)	—
Current portion of long-term debt	—	261,120	(261,120)	(2)	—
Unearned revenue	574,415	—	—		574,415
Total current liabilities	5,223,242	6,185,934	(2,409,641)		8,999,535
Non current liabilities:
Long-term debt:
5% Convertible notes	28,880,000	—	(427,889)	(3)	28,452,111
Note payable	151,970	—	—		151,970
Obligation under capital lease	2,700,000	1,292,436	(1,292,436)	(2)	2,700,000
Other liabilities	1,117,623	—	—		1,117,623
Unearned revenue	100,438	—	—		100,438
Deferred income taxes payable	1,659,333	—	1,110,360	(4)	2,769,693
Total liabilities	39,832,606	7,478,370	(3,019,606)		44,291,370
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	203,134	392	19,595	(1) (20)	223,121
Additional paid-in capital	46,951,501	681,232	4,123,920	(1) (3) (20)	51,756,653
Accumulated deficit	(18,195,109)	6,956,385	(6,956,385)	(1) (20)	(18,195,109)
Accumulated other comprehensive income	253,979	—	—		253,979
	29,213,505	7,638,009	(2,812,870)		34,038,644
Treasury stock at cost	(196,641)	—	—		(196,641)
Total stockholders’ equity	29,016,864	7,638,009	(2,812,870)		33,842,003
Total liabilities and stockholders’ equity	$68,849,470	$15,116,379	$(5,832,476)		$78,133,373

See notes to pro forma consolidated financial statements

LANGER, INC. AND SUBSIDIARIES
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2006
(Unaudited)

	Historical		Pro Forma
	Langer, Inc.	Twincraft, Inc.	Adjustments		Total
Net sales	$35,236,405	$30,972,552	$—		$66,208,957
Cost of sales	21,922,392	22,065,385	200,000	(21)	44,187,777
Gross profit	13,314,013	8,907,167	(200,000)		22,021,180

General and administrative expenses	10,357,628	2,386,164	1,107,144	(7-14)	13,850,936
Selling expenses	6,516,229	2,717,290	—		9,233,519
Research and development expenses	528,421	453,960	—		982,381
Operating (loss) income	(4,088,265)	3,349,753	(1,307,144)		(2,045,656)

Other income (expense):
Interest income	631,961	—	—		631,961
Interest expense	(947,361)	(391,285)	(1,284,254)	(15-18)	(2,622,900)
Other	(3,731)	112,313	—		108,582
Other expense, net	(319,131)	(278,972)	(1,284,254)		(1,882,357)
(Loss) income before income taxes	(4,407,396)	3,070,781	(2,591,398)		(3,928,013)
Provision for income taxes	446,093	—	—	(19)	446,093
Net (loss) income	$(4,853,489)	$3,070,781	$(2,591,398)		$(4,374,106)

Net loss per common share:
Basic	$(.49)				$(.40)
Diluted	$(.49)				$(.40)

Weighted average number of common shares used in computation of net (loss) income per share:
Basic	9,977,972		999,375		10,977,347
Diluted	9,977,972		999,375		10,977,347

See accompanying notes to pro forma consolidated financial statements

LANGER, INC. AND SUBSIDIARIES
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

(1)
This adjustment reflects the recording of the acquisition of Twincraft, Inc. (“Twincraft”) by Langer, Inc. (“Langer”) (collectively the “Company”). Such adjustment is based upon a preliminary valuation of the assets acquired and liabilities assumed and is subject to change upon completion of the valuation process. It should be noted that no amounts have been reflected in the purchase price related to potential adjustments included in the purchase agreement based on Twincraft’s working capital target of $5,100,000 at closing, and based on the operating performance of Twincraft for the year ended December 31, 2006. The Company believes it is probable that it will have to make a payment on account of such adjustments, and the amount of the payment is estimated to be between $2 million to $4 million, but is not completely determinable at this time as the amounts are based on formulas derived from audited financial statements and therefore has not been included as noted. This payment will be paid in cash and the balance through the issuance of the Company’s common stock in accordance with the Stock Purchase Agreement.

Purchase Price Paid
Cash (b)	$20,152,500
Stock of acquirer (a)	4,397,250
Autocartoner debt (b)	233,000
Purchase price escrow (b)	500,000
Indemnification escrow (b) (d)	1,000,000
Direct acquisition costs (5) (6)	1,283,242
27,565,992
Less: Net tangible assets acquired (does not include debt paid at closing and certain capital lease obligations)	(10,946,806)
$16,619,186
Allocation of Purchase Price
Increase in fair value of property and equipment (c)	$2,622,907
Trade names (indefinite life)	2,775,900
Customer relationships (c)	6,915,200
Increase in fair value of inventory	200,000
Goodwill	4,105,179
Total purchase price	$16,619,186

(a)
The value of the common stock used for the acquisition was based on the average closing price of $4.40, representing the closing prices of two days before, the day of, and two days after November 14, 2006, the date the acquisition was announced.

(b)	Total cash paid was $21,885,500, which represents cash, funds in escrow and cash paid on debt on behalf of the seller.

(c)	Property and equipment will be amortized on a straight-line basis over its useful lives ranging from 2 to 15 years.

Customer relationships will be amortized on an accelerated method over a period of 18 years, which appropriately reflects the economic benefit of the related intangible asset.

(d)
There is an indemnification escrow account for $2,000,000 of which $1,000,000 is for potential future claims to be released 18 months from the closing date. This amount is not included in the preliminary purchase price as it is considered contingent consideration.

(2)
To remove the capital lease asset of $750,173 for the building that is treated as an operating lease post transaction, and the exclusion of certain liabilities not assumed related to notes payable and capital leases.

(3)
Reflects a discount of $427,889 pursuant to the anti-dilution provision applicable to the 5% convertible subordinated notes dated December 7, 2006 (the “5% Convertible Notes”). The 5% Convertible Notes are due December 7, 2011 and a portion of the proceeds were used to fund the cash portion of the purchase price of our acquisition of Twincraft, Inc. Subject to the agreements of certain holders of the 5% Convertible Notes, at the date of issuance, the 5% Convertible Notes were convertible at the rate of $4.75 per share, subject to certain reset provisions. Subsequent to December 31, 2006, on January 8, 2007 and January 23, 2007, in conjunction with common stock issuances related to two acquisitions, the conversion price was adjusted to $4.6706 pursuant to the anti-dilution provisions applicable to the 5% Convertible Notes.

(4)
Reflects an adjustment of $1,110,360 to record a deferred tax liability resulting from the difference between the tax and book basis of indefinite lived trade names when the fair value of the acquisition was booked for purchase accounting under generally accepted accounting principles.

(5)	Reflects additional transaction expenses of $356,893 incurred by Langer that were not paid at the date of the transaction.

(6)	Reflects an adjustment to reclassify other assets representing capitalized acquisition costs which are included as part of the overall purchase price.

(7)	Reflects adjustment to reduce consulting fees to a former owner of Twincraft totaling $275,629 that will not be recurring.

(8)	Reflects adjustment to reduce certain transaction costs totaling $84,441 incurred by Twincraft in 2006 relating to the sale of the Company.

(9)
Reflects an increase to depreciation expense of $517,073 due to a net increase from purchase accounting in the fair value of fixed assets. Such adjustment is based upon a preliminary valuation of the assets acquired and is subject to change upon completion of the valuation process.

(10)	Reflects adjustment to reduce depreciation expense by $105,085 for capital leases not classified as such post transaction.

(11)	Reflects adjustment to record increases in salaries of $67,000 per employment agreements for four Twincraft executives.

(12)
Reflects an increase to amortization expense of $384,178 due to a net increase from the purchase accounting in the fair value of identifiable intangible assets with definite useful lives. Such adjustment is based upon a preliminary valuation of the assets acquired and is subject to change upon completion of the valuation process.

(13)	Reflects adjustment to record compensation expense of $164,477 for options granted (one-year of expense) to Twincraft employees.

(14)	Reflects rent expense of $439,571 for the Twincraft office and warehouse for 2006 (originally accounted for as a capital lease with payments to debt and interest expense).

(15)	Reflects recording of amortization expense of debt costs of $226,685 for the year on the 5% Convertible Notes, net of actual expenses booked.

(16)	Reflects an increase of interest expense of $1,351,957 related to the 5% Convertible Notes to reflect interest expense as if the 5% Convertible Notes were outstanding at January 1, 2006.

(17)	Reflects recording of interest expense of $96,897 using the effective interest method on the accretion of the discount of the 5% Convertible Notes.

(18)
Reflects the reversal of all interest expense recorded on the books of Twincraft in 2006 (capital leases, notes payable, long-term debt, and other) totaling $391,285, which were paid off on the acquisition date.

(19)
Prior to the acquisition, Twincraft was an S Corporation and therefore had no corporate income tax liability. Upon acquisition, Twincraft converted to a C Corporation. Subsequent to the acquisition, Twincraft will be included in the Company’s consolidated Federal income tax return. The Company has significant net operating loss carryforwards. On a consolidated pro forma basis, the Company has a net loss and consequently, no current provision or benefit for taxes has been recorded. Effects related to the change of any deferred tax amounts have not been included in these pro forma financial statements.

(20)	To eliminate Twincraft’s shareholders’ equity.

(21)	To reflect the increase in cost of sales due to the step-up in the value of inventory at the beginning of the year.